EXHIBIT 99.1

[PHARMOS CORPORATION LOGO]                                 FOR IMMEDIATE RELEASE
99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com


  Pharmos Announces Results from its Pivotal Phase III Trial of Dexanabinol for
                         Severe Traumatic Brain Injury

                    Dexanabinol did not demonstrate efficacy

Iselin, NJ, December 20, 2004 - Pharmos Corporation (Nasdaq: PARS) announced today top line results of its pivotal Phase III trial of dexanabinol to treat severe traumatic brain injury (TBI). Dexanabinol did not demonstrate efficacy as measured by the primary clinical outcome endpoint, the Extended Glasgow Outcome Scale (GOSE). The double-blind, randomized, placebo-controlled trial was conducted in 86 trauma centers in 15 countries. In the 861 patient trial, 846 patients were available for analysis, 428 treated with dexanabinol and 418 treated with placebo. The randomization provided well-balanced groups for this study. While efficacy was not established, the trial demonstrated an excellent safety profile with no evidence of excess side effects in the dexanabinol-treated patients. Not all secondary endpoints have been analyzed; however, no differences were observed in mortality or in analysis of subgroups in the trial.

Dr. Haim Aviv, Chairman and CEO of Pharmos, said, "We are very disappointed and frankly somewhat perplexed that we did not observe any neuroprotective effect of dexanabinol in TBI. This trial was one of the largest ever completed in TBI. TBI is a severe injury of the most complex organ in the body and involves a patient population with high heterogeneity. It is therefore a very difficult indication to study, but we believe this study was performed according to the highest scientific standards and included important innovative aspects in the design and analysis aimed at improving the quality of the study. In the next few weeks, we will carefully analyze the results of this trial before making final decisions about our future plans, but it is unlikely that we will continue to develop dexanabinol for TBI. We plan, however, to continue developing dexanabinol for cognitive impairment in cardiac surgery, and we also remain committed to developing a drug candidate for pain."

Dr. Andrew Maas, Chairman of the European Brain Injury Consortium and Chairman of the Steering Committee of the study, said, "This study has great value from a scientific perspective. The Pharmos TBI trial included many innovative aspects in the design and was executed according to the highest scientific standards. The Steering Committee will work closely with the Company to analyze the data from the trial in order to garner scientific and medical information that will be valuable in treating TBI patients."

Dr. Gad Riesenfeld, President and COO of Pharmos, said, "We all share the disappointment in the results for TBI. However, we will continue to analyze the results of the Phase II CABG trial of dexanabinol and are committed to continuing that program. In addition, we expect to initiate clinical studies of our lead CB2-selective drug candidate, PRS-211,375, during the first half of
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2005 for a pain indication. This compound and others in the preclinical pipeline have demonstrated very positive results in a range of pain and autoimmune disease animal models. We believe that the pipeline represents significant potential value for the Company. We are fortunate to have what we believe are both the necessary resources to carry these programs forward and the experience necessary to develop drugs and shepherd them through the approval process."

The pivotal Phase III clinical trial of dexanabinol for TBI was a double-blind, randomized, placebo-controlled trial conducted in European, Israeli, Australian and U.S. trauma centers. To maximize the probability of detecting a clinical benefit to severe TBI patients and to ensure a common protocol for the multinational trial, the Clinical Plan was carefully designed in collaboration with a panel of worldwide TBI experts who were members of the European Brain Injury Consortium (EBIC) and the American Brain Injury Consortium (ABIC). Among the several inclusion criteria that had to be satisfied, a patient must have sustained a severe brain injury as judged by both a Glasgow Coma Score between 4 and 8 and by a CT scan showing brain parenchymal damage. In addition, a patient must have been administered the single dose of placebo or 150 mg of the drug within 6 hours of injury.

Patients were evaluated at 3 and 6 months according to the GOSE. Results of the trial were analyzed by grouping patients into three outcome bands according to their baseline prognosis which were based on seven independent prognostic indicators. For each prognostic band the GOSE scores were dichotomized to differentiate "favorable" and "unfavorable" outcome. The goal of the study was to observe at six months a statistically significant increase in the number of dexanabinol-treated patients achieving a favorable outcome when compared to the placebo group. The six-month outcome demonstrates an odds ratio of l.04 in favor of dexanabinol with a 95% confidence interval of 0.79 to 1.36 (p=0.78).

Pharmos recently announced the results of an exploratory Phase II study of dexanabinol as a preventative agent against post-surgical cognitive impairment in coronary artery bypass graft (CABG) surgery patients. The study provided evidence that dexanabinol may act as a neuroprotectant by preserving integrative and executive functions that may be the most affected by CABG surgery. The Company will study the data from both the CABG and TBI trials in order to determine the best path forward to develop the potential value of dexanabinol as a neuroprotectant.

Recent scientific research has increased awareness of the potential therapeutic role of agents acting on the human cannabinoid receptor systems. In addition to developing dexanabinol that does not bind to cannabinoid receptors, Pharmos is developing a class of cannabinoid receptor agonists that bind preferentially to CB2 cannabinoid receptors. CB2 cannabinoid receptors are found predominately in peripheral immune cells as compared to CB1 receptors found predominately in the central nervous system. The CB2 receptors may be involved in the modulation of numerous neuroinflammatory diseases and disorders. Preclinical testing of these compounds has shown their potential efficacy in the treatment of chronic pain conditions and neuroinflammatory autoimmune diseases. The low CB1 activity of these compounds minimizes potential psychotropic side effects. Pharmos expects to begin clinical testing of its lead CB2-selective synthetic cannabinoid, PRS 211,375, for the treatment of pain indications in 2005.
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Pharmos management will host a conference call to discuss the results at 10:30
a.m. Eastern Time today, Monday, December 20, 2004. A live webcast of the conference call will be available at http://phx.corporate-ir.net/playerlink.zhtml?c=70702&s=wm&e=989905 and will be archived for a limited time afterwards.

Pharmos discovers and develops novel therapeutics to treat a range of indications, in particular, neurological and inflammation-based disorders. The Company recently completed a Phase IIa trial for its neuroprotective drug candidate, dexanabinol, a tricyclic dextrocannabinoid, as a treatment as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos' proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are being studied in pre-clinical programs targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.:                                     The Ruth Group, Inc.:
Gale Smith                                        John Quirk (investors)
(732) 452-9556                                    (646) 536-7029
Pharmos Israel:                                   Cynthia Isaac, Ph.D. (media)
Irit Kopelov                                      (646) 536 7028
011-972-8-940-9679

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